Exhibit 3 (a)
                          ARTICLES OF INCORPORATION      ------------
                                     OF
                           EMC INSURANCE GROUP INC.


TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     We, the undersigned, acting as incorporators of a corporation under the Iowa Business Corporation Act, Chapter 496A, Code of Iowa, adopt the following Articles of Incorporation for such corporation:

     I.  The name of the corporation is EMC Insurance Group Inc.

    II.  The period of its duration is perpetual.

   III. The purpose which the corporation is authorized to pursue is, or includes, the transaction of any or all lawful business for which the corporation may be incorporated under the Iowa Business Corporation Act.

    IV. The aggregate number of shares which the corporation has authority to issue is:

              Twenty million (20,000,000) shares of common stock of the par value of one dollar ($1.00) per share.

     V. The address of the initial registered office of the corporation in the County of Polk, is 717 Mulberry Street, Des Moines, Iowa 50309, and the name of its initial registered agent at such address is Philip T. Van Ekeren.

    VI. The number of directors constituting the initial board of directors of the corporation is five, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

                   Name                             Address
                   ----                             -------
              Robb B. Kelley                  717 Mulberry Street
                                              Des Moines, Iowa 50309

              D. B. Southern                  717 Mulberry Street
                                              Des Moines, Iowa 50309

              G W. Kochheiser                 717 Mulberry Street
                                              Des Moines, Iowa 50309

              W. Z. Proctor                   11th Floor,
                                              Des Moines Building
                                              Des Moines, Iowa 50309

              Edward W. Bird                  717 Mulberry Street
                                              Des Moines, Iowa 50309
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   VII.  The name and address of each incorporator is:

                   Name                             Address
                   ----                             -------
              Robb B. Kelley                  717 Mulberry Street
                                              Des Moines, Iowa 50309

              D. B. Southern                  717 Mulberry Street
                                              Des Moines, Iowa 50309

              G W. Kochheiser                 717 Mulberry Street
                                              Des Moines, Iowa 50309

  VIII. Except as may be otherwise provided by the Iowa Business Corporation Act, all corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of the board of directors.

              A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damage for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its shareholders, (II) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (III) for any transaction from which the director derived an improper personal benefit, (IV) under Section 496A.44 of the Code of Iowa, or
         (V) for any act or omission occurring prior to the date this paragraph becomes effective. If Chapter 496A of the Code of Iowa is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by Chapter 496A of the Code of Iowa, as so amended. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

    IX. The by-laws may provide that the directors be divided into either two or three classes, each class to be nearly equal in number as possible, the term of office of directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election; that at each annual meeting after such classification the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there be two classes or until the third succeeding annual meeting, if there be three classes; and that no classification of directors shall be effective prior the first annual meeting of shareholders. In the absence of such provision in the by-laws, the whole number of directors shall be elected annually.

     X. The corporation is expressly empowered to indemnify officers, directors, employees or agents, possessing all rights and powers with respect thereto:

              (a) now or hereafter permitted by section 4, subsection 19 of the Iowa Business Corporation Act, or

              (b)  otherwise permitted by law.

    XI. The shareholders shall have no preemptive right to acquire unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe or acquire shares.
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